UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 3, 2014

Digi International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34033	41-1532464
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11001 Bren Road East, Minnetonka, Minnesota		55343
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-912-3444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2014, we announced that our Board of Directors elected Ron Konezny as our President and Chief Executive Officer, effective December 17, 2014. Mr. Konezny was also elected as a director effective upon the commencement of his employment. Mr. Konezny succeeds Joseph T. Dunsmore, who previously announced his decision to retire as Chairman, President and Chief Executive Officer with us by December 31, 2014. Mr. Dunsmore will cease serving as an officer and director on December 17, 2014 and will remain an employee through December 31, 2014 in order to facilitate a smooth transition pursuant to his previously disclosed transition agreement. A copy of our press release announcing Mr. Konezny’s appointment is attached hereto as Exhibit 99.1. It includes a description of Mr. Konezny’s business experience, which is incorporated herein by reference.

In connection with Mr. Konezny’s election, we entered into an employment agreement with him setting forth the terms of his employment as President and Chief Executive Officer. Pursuant to the agreement, we agreed to pay Mr. Konezny an annual base salary of $450,000, which will be reviewed annually and may be adjusted by the compensation committee, provided that his base salary can only be decreased as part of an across-the-board reduction affecting all senior executives. Mr. Konezny will be entitled to an annual incentive cash bonus targeted at 100% of his base salary, provided that the objectives set by the compensation committee are met. The compensation committee will determine any equity awards to be granted to Mr. Konezny beyond the initial grants below described. Mr. Konezny will be entitled to the benefits and perquisites provided by us to the extent he satisfies the eligibility requirements, including a $500,000 supplemental life insurance policy.

In connection with the commencement of his employment, Mr. Konezny will receive an initial sign-on bonus in the amount of $400,000, which amount must be repaid to us if, during the first year of his employment, he resigns for any reason other than death, disability, or for good reason following a change in control.

The employment agreement provides for two equity awards in connection with Mr. Konezny’s commencement of employment. He will receive a stock option to purchase 325,000 shares of our common stock, which will vest as to 25% of the shares on each of the first four anniversaries of the date of grant, and will have a term of eight years. He will also receive a restricted stock unit in the amount of 175,000 shares of our common stock, which will vest as to 25% of the shares on each of the first four anniversaries of the grant date. The equity awards granted to Mr. Konezny in connection with the commencement of his employment will, in connection with a change in control, vest as to the tranche of shares scheduled to vest on the immediately following vesting date. They will vest as to all shares if his employment is terminated without cause or terminates for good reason within one year of the change in control.

If Mr. Konezny’s employment is terminated by us without cause after the first year of his employment, Mr. Konezny will receive (i) severance pay at a rate equal to his base salary for a period of 12 months following termination, paid in installments on regular payroll dates during that period, (ii) benefits continuation for a period of 12 months following termination and (iii) a pro rata portion of any bonus that would have been payable to him for the fiscal year during which his employment terminated, based on actual results. If Mr. Konezny’s employment is terminated by us without cause during the first year of his employment, he shall receive the same benefits as described above, except that the severance pay shall be equal to 18 months of base salary, the benefits continuation shall extend for 18 months and the amount of the bonus paid to him shall be $400,000, which is his initial target annual incentive bonus. Payment of the severance benefits described above shall be subject to Mr. Konezny signing and not rescinding a release of claims in favor of us, and his continued compliance with the restrictive covenants in his employment agreement.

The employment agreement contains restrictive covenants that preclude Mr. Konezny from competing with us and from soliciting our customers, suppliers and employees during the term of his employment and for a period of one year thereafter. A copy of Mr. Konezny’s employment agreement is attached hereto as Exhibit 10.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective upon the election of Mr. Konezny, the Board approved certain amendments to modernize our By-Laws. The substantive amendments to the By-Laws include (i) clarifying that the role of Chairman of the Board is not itself an officer position (which change facilitates the appointment of an independent non-executive Chairman of the Board) and (ii) clarifying situations where electronic communications may be used for certain notices and communications. The By-Laws, as amended and restated, are attached hereto as Exhibit 3.2.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digi International Inc.

December 5, 2014	By:	Steven E. Snyder

Name: Steven E. Snyder
Title: Senior Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

3.2	Amended and Restated Bylaws Effective December 17, 2014
10.1	Employment Agreement between Digi International Inc. and Ronald E. Konezny dated November 26, 2014
99.1	Press Release dated December 3, 2014 Announcing New Chief Executive Officer